UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2020

VAREX IMAGING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-37860	81-3434516
(Commission File Number)	(IRS Employer Identification No.)

1678 S. Pioneer Road, Salt Lake City, Utah	84104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 972-5000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	VREX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b - 2 of the Securities Exchange Act of 1934. Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 30, 2020, Varex Imaging Corporation (the “Company”) completed its previously announced private offering of $300 million aggregate principal amount of its 7.875% Senior Secured Notes due 2027 (the “2027 Notes”) in a private placement to qualified institutional buyers under Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States pursuant to Regulation S under the Securities Act. Concurrently with the issuance of the 2027 Notes, the Company entered into a senior secured asset-based revolving credit agreement providing for an asset-based facility (the “ABL Credit Facility”) in an initial aggregate principal amount of up to $100 million. The Company used approximately $265.5 million of the net proceeds from the offering to pay in full all amounts outstanding the Credit Agreement, dated as of May 1, 2017, by and among Company as Borrower, the Lenders referred to therein, as Lenders, and Bank of America, N.A., as Administrative Agent, Swingline Lender and Issuing Lender (the “Previous Credit Facility”).

Indenture

The 2027 Notes were issued pursuant to an Indenture, dated as of September 30, 2020 (the “Indenture”), by and among the Company, the guarantors party thereto (the “Guarantors”), and Wells Fargo Bank, National Association, a national banking association, as trustee and as collateral agent.

Interest and maturity. The 2027 Notes mature on October 15, 2027 and bear interest at a rate of 7.875% per annum. Interest will accrue from September 30, 2020 and will be payable semi-annually on April 15 and October 15 of each year, commencing April 15, 2021.

Guarantees and security. The 2027 Notes will be guaranteed on a senior secured basis, jointly and severally, by the Company’s existing and future domestic subsidiaries that guarantee or are borrowers under the ABL Credit Facility or certain future pari passu secured indebtedness. Each guarantee of a Guarantor will be pari passu in right of payment with such Guarantor’s other senior indebtedness, including its guarantees of the ABL Credit Facility, as applicable, subject to certain collateral arrangements, will be senior in right of payment to any of such Guarantor’s subordinated indebtedness and will be effectively senior to such Guarantor’s senior unsecured indebtedness, to the extent of the value of the collateral. The 2027 Notes and the guarantees will be secured by a first priority lien on certain of the Company’s and the Guarantors’ real property, equipment, capital stock and intellectual property, subject to certain exceptions and permitted liens. The 2027 Notes and the guarantees will also be secured by a second priority lien on the assets securing the ABL Credit Agreement. The ABL Credit Facility will have a junior lien on assets securing the 2027 Notes, excluding initially any real property. An intercreditor agreement will govern how the collateral securing the respective debt obligations will be treated among the secured parties.

Optional redemption. The Company may redeem some or all of the 2027 Notes at any time on or after October 15, 2023, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest, if any, to, but excluding, the applicable date of redemption, if redeemed during the 12-month period beginning on October 15 of the following years: 2023 – 105.906%; 2024 – 103.938%; 2025 – 101.969%; and 2026 and thereafter – 100.000%.

At any time prior to October 15, 2023, the Company may redeem up to 30% of the aggregate principal amount of the 2027 Notes issued under the Indenture (including any additional notes) using the proceeds of certain equity offerings at a redemption price equal to 107.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the applicable date of redemption. In addition, at any time prior to October 15, 2023, the Company may redeem during each calendar year up to 10% of the aggregate principal amount of the 2027 Notes at a redemption price equal to 103% of the aggregate principal amount of notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding the redemption date. At any time, and from time to time, prior to October 15, 2023, the Company may redeem some or all of the 2027 Notes at a price equal to 100% of the principal amount of such 2027 Notes, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption, plus a “make-whole” premium. If the Company sells certain of its assets that are collateral and does not use the proceeds to repay certain indebtedness or to invest in replacement collateral, or if the Company experiences specific kinds of changes of control, the Company must offer to purchase the 2027 Notes.

Covenants. The Indenture contains covenants that limit the Company’s ability and the ability of the Company’s restricted subsidiaries to, among other things: (i) grant or incur liens on the collateral; (ii) incur, assume or guarantee additional indebtedness; (iii) enter into sale and lease-back transactions; (iv) sell or otherwise dispose of assets that are collateral; and (v) make certain restricted payments or other investments.

Events of default. The Indenture sets forth certain events of default after which the 2027 Notes may be declared immediately due and payable and sets forth certain types of bankruptcy or insolvency events of default involving the Company or any of the Company’s significant subsidiaries.

The above summary of the material terms of the 2027 Notes and the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture and the 2027 Notes, copies of which will be filed as exhibits to the Company's Form 10-K for the fiscal year ended October 2, 2020.

ABL Credit Facility

Concurrently with the issuance of the 2027 Notes, the Company, Varex Imaging West, LLC (“VI West”) and Varex Imaging Deutschland AG (the “German Borrower” and together with the Company and VI West, the “Borrowers”) and certain guarantors party thereto (the “ABL Guarantors”) entered into a senior secured asset-based revolving credit agreement, dated as of September 30, 2020 (the “ABL Credit Agreement”) with Bank of America N.A. (“Bank of America”), as administrative and collateral agent, Wells Fargo Bank, National Association (“Wells Fargo”), as syndication agent, the lenders named therein, the issuing banks named therein, and Bank of America and Wells Fargo, as joint lead arrangers and joint bookrunners, providing for the ABL Credit Facility, in which the borrowing availability is primarily based on the value of certain of the Company’s and the applicable Borrower’s accounts receivable, inventory and specific real property, if any.

Availability, interest and maturity. The maximum availability under the ABL Credit Facility is $100 million available to the Borrowers for revolving loans in U.S. dollars, Euros or Pounds Sterling and for the issuance of letters of credit. Subject to the availability under the borrowing base, the Borrowers may make and repay borrowings from time to time until the maturity of the ABL Credit Facility. The Borrowers may make voluntary prepayments of borrowings at any time and must make mandatory prepayments if certain events occur. Borrowings under the ABL Credit Facility will mature, and lending commitments thereunder will terminate, on the date that is the earlier of (x) September 30, 2025, and (y) the date that is 91 days prior to the stated maturity date of the 2027 Notes. The interest rate for revolving credit facility borrowings by U.S. Borrowers under the ABL Credit Facility is LIBOR (subject to a floor of 1.50 basis points) plus a margin of 2.25% to 2.50%, depending on the amount of excess availability. Alternatively, U.S. Borrowers have the option of selecting a base rate equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the Bank of America prime rate and (c) LIBOR (subject to a floor of 50 basis points) plus a margin of 1.25% to 1.50%, and the German Borrower has the option of selecting a base rate equal to the sum of (a) LIBOR for a 30-day interest period and (b) 1.00% plus the same margins as noted above. A commitment fee of 0.50% per annum is payable from the closing date until the first fiscal quarter ending after the closing date, and thereafter a commitment fee of between 0.375% to 0.50% per annum is payable on the actual daily unused portion of the revolving credit facility, depending on utilization.

The proceeds of the ABL Credit Facility will be used for working capital and other general corporate purposes for the Company and its subsidiaries.

The ABL Credit Agreement will also allow the Company to increase the availability under the ABL Credit Facility by an additional $75 million, subject to certain conditions, including without limitation that such increase is permitted under the 2027 Notes.

Guarantees and security. The Borrowers’ obligations under the ABL Credit Agreement will be guaranteed by the ABL Guarantors. These guarantees are secured on a first lien basis by specified assets, including inventory, accounts receivable, cash, accounts and intercompany loans, and possibly at a later date certain real property. In addition, the ABL Credit Agreement will be secured by second liens on certain assets securing the 2027 Notes, initially excluding any real property. An intercreditor agreement will govern how the collateral securing the respective debt obligations will be treated among the secured parties.

Covenants. The ABL Credit Agreement contains customary covenants restricting the Company’s activities, as well as those of its subsidiaries, including limitations on the ability to sell assets, engage in mergers, or other fundamental changes, enter into capital leases or certain leases not in the ordinary course of business, enter into transactions involving related parties or derivatives, incur or prepay indebtedness, grant liens or negative pledges on its assets, make loans or other investments, pay dividends or repurchase stock or other securities, guarantee third-party obligations, engage in sale leasebacks and make changes in its corporate structure. There are exceptions to these covenants, and some are only applicable when unused availability falls below specified thresholds. In addition, the ABL Credit Agreement includes, as a financial covenant, a springing fixed charge coverage ratio which arises when excess availability falls below a specified threshold.

Events of default. The ABL Credit Agreement contains customary events of default, including payment failures, breaches of representations and warranties, failure to comply with covenants, failure to satisfy other obligations under the credit agreements or related documents, defaults in respect of other material indebtedness, bankruptcy, insolvency and inability to pay debts when due, material judgments, pension plan terminations or specified underfunding, change of control and failure of certain provisions of any guarantee or security document supporting the Company’s credit facility to be in full force and effect. The cross-default provisions in the ABL Credit Agreement apply if a default occurs on other indebtedness of the Company or the guarantors in excess of a specified amount and the applicable grace period in respect of the indebtedness has expired, such that the lenders of or trustee for the defaulted indebtedness have the right to accelerate. If an event of default occurs under the ABL Credit Agreement, subject to any applicable grace period, the lenders may terminate their commitments, declare immediately payable all borrowings under the ABL Credit Facility and foreclose on the collateral.

The above summary of the material terms of the ABL Credit Facility does not purport to be complete and is qualified in its entirety by reference to the ABL Credit Agreement, a copy of which will be filed as an exhibit to the Company's Form 10-K for the fiscal year ended October 2, 2020.

Item 1.02	Termination of a Material Definitive Agreement.

On September 30, 2020, the Company paid off and terminated the Previous Credit Facility.  As previously reported on Form 10-Q for the quarter ended July 3, 2020 filed on August 14, 2020 (“Form 10-Q”), the Previous Credit Facility contained financial covenants, including certain leverage ratio covenants. Based on the Company’s forecasts available as of July 3, 2020, it was probable that the Company would be in violation of certain leverage ratio covenants contained in the Previous Credit Facility within the twelve-month period following the issuance of those financial statements. Failure to comply with the covenants, if not amended or waived, would have resulted in an event of default under the Previous Credit Agreement and the acceleration of the outstanding balance of the loans thereunder and cross defaults and accelerations under other agreements. As a result, the Company’s Form 10-Q reported that these events and conditions raised substantial doubt about the Company’s ability to continue as a going concern within the twelve-month period following the issuance of those financial statements.

Because the Previous Credit Facility has been paid off and terminated, the financial covenants contained in the Previous Credit Facility are no longer applicable.  Additionally, the 2027 Notes do not contain any financial covenants and the ABL Credit Agreement’s financial covenant is limited to when excess availability falls below a specified threshold. As such, the specific events and conditions related to a possible event of default under the Previous Credit Facility which gave rise to the substantial doubt about the Company’s ability to continue as a going concern as disclosed in the Company’s Form 10-Q have been mitigated by the transactions described above.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

On October 1, 2020, the Company issued a press release announcing the closing of the offering of the 2027 Notes and the ABL Credit Facility. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)             Exhibits.

Exhibit No.	Exhibit Description
99.1	Press Release dated October 1, 2020

104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAREX IMAGING CORPORATION

Date: September 30, 2020	By:	/s/ Kimberley E. Honeysett
Kimberley E. Honeysett
Senior Vice President, General Counsel and Corporate Secretary

7